UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2008

NOBEL LEARNING COMMUNITIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10031	22-2465204
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1615 West Chester Pike, West Chester, PA	19382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 947-2000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with George Bernstein

On April 12, 2007, Nobel Learning Communities, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (which was further amended on May 8, 2008), and on April 12, 2007 the Company entered into a Severance Agreement with George Bernstein, the Company’s Chief Executive Officer (collectively, the “Prior Agreements”). Each of the Prior Agreements contained provisions for the payment of certain benefits to Mr. Bernstein upon his termination in certain circumstances (the “Severance Benefits”). Upon additional review by the Company’s Compensation Committee, it was determined that, since each of the Prior Agreements awarded Mr. Bernstein the same Severance Benefits, it was not necessary to have two separate agreements providing the same benefits and could cause confusion and/or lead to inconsistent interpretations. Accordingly, on October 22, 2008, the Company and Mr. Bernstein entered into a Second Amended and Restated Employment Agreement (the “New Agreement”) effective as of August 27, 2008. The New Agreement consolidates the terms of each of the Prior Agreements, eliminates any inconsistencies and ambiguities between the Prior Agreements, and reflects certain changes to comply with Section 409A of the Internal Revenue Code. The New Agreement does not otherwise change the terms set forth in the Prior Agreements which are summarized below.

Under the New Agreement, Mr. Bernstein will continue to receive $373,000 per year as base salary. Mr. Bernstein is also entitled to an annual bonus with a target for each annual bonus of 100% of his base salary, with no upper limit. Mr. Bernstein continues to be entitled to an annual car allowance, four weeks of vacation per year, and other customary benefits.

If Mr. Bernstein is terminated by the Company without cause prior to the expiration of the employment period, if the Company does not renew the New Agreement prior to the expiration of the term or if Mr. Bernstein terminates his employment for Good Reason (as defined in the New Agreement), the Company will be obligated to pay Mr. Bernstein any bonus that had been earned but unpaid to the date of termination, and will be obligated to continue to pay his base salary and provide his other customary benefits (other than participating in the Company’s 401(k) plan) for twelve months following the date of termination.

If, within one year following a Change of Control of the Company (as defined in the New Agreement), the Company terminates Mr. Bernstein’s employment without Cause (as defined in the New Agreement) or if Mr. Bernstein resigns for Good Reason, Mr. Bernstein will receive a lump sum payment equal to three times his then-current base salary and a pro rata portion of the bonus award. In addition, the Company will provide Mr. Bernstein certain customary benefits for 36 months following the date of termination, subject to applicable limitations of Section 409A of the Internal Revenue Code.

In the event that any payment under the New Agreement would exceed 299% of the “base amount” (as defined in Section 280G of the Internal Revenue Code), the amount of the payment shall be reduced to the extent necessary so that payment equals exactly 299% of Mr. Bernstein’s “base amount;” provided, however, that if, after taking such reduction into account, any payment would be subject to an excise tax, then Mr. Bernstein will be entitled to receive a gross-up payment (as defined in the New Agreement).

Severance Agreements

Also on September 19, 2008, the Company entered into a First Amendment to its Severance Agreements dated April 12, 2007 with each of Thomas Frank, Senior Vice President and Chief Financial Officer, Patricia B. Miller, Senior Vice President and Chief Operating Officer, Jeanne Marie Welsko, Senior Vice President, Human Resources and G. Lee Bohs, Senior Vice President, Corporate Development and Secretary. The Company entered into the First Amendment to the Severance Agreements to correct a drafting error which unintentionally limited the benefits provided to the executives upon a termination in connection with a change of control of the Company. The First Amendments reflect the agreement that had been approved by the Company’s board of directors at the time of the initial execution of the Severance Agreements.

The agreements described in this Form 8-K were in process prior to the Company’s receipt of the previously announced expression of interest by Knowledge Learning Corporation to pursue an acquisition of the Company and were not entered into in response to such expression of interest.

The foregoing descriptions of the Second Amended and Restated Employment Agreement and the First Amendment to Severance Agreements are qualified in their entirety by reference to the Second Amended and Restated Employment Agreement and the First Amendment to Severance Agreements, copies of which are filed as exhibits to this Form 8-K and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Second Amended and Restated Employment Agreement between Nobel Learning Communities,. Inc. and George Bernstein, effective August 27, 2008.

10.2	First Amendment to Severance Agreement between Nobel Learning Communities, Inc. and Thomas Frank, effective September 19, 2008.

10.3	First Amendment to Severance Agreement between Nobel Learning Communities, Inc. and Patricia B. Miller, effective September 19, 2008.

10.4	First Amendment to Severance Agreement between Nobel Learning Communities, Inc. and Jeanne Marie Welsko, effective September 19, 2008.

10.5	First Amendment to Severance Agreement between Nobel Learning Communities, Inc. and G. Lee Bohs, effective September 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Nobel Learning Communities, Inc. (Registrant)

October 23, 2008	By:	/s/ George Bernstein
	Name:	George Bernstein
	Title:	Chief Executive Officer

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